Exhibit 99.1

Lincoln Educational Services Corporation Reports

Record Second Quarter Results

West Orange, New Jersey, August 5, 2009 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported record second quarter results.

Highlights:

Quarterly -

•	Record revenue of $128.1 million for the second quarter of 2009, representing an increase of 50.6% from $85.1 million for the second quarter of 2008.

•	Record diluted EPS of $0.27 for the second quarter of 2009 as compared to $0.05 for the second quarter of 2008.

•	Student starts increased by 40.7% as compared to the second quarter of 2008. On a same school basis, student starts increased 33.0% as compared to the second quarter of 2008.

•	Average student population increased by 42.0% as compared to the second quarter of 2008. On a same school basis, average student population increased 28.8% as compared to the second quarter of 2008.

•	Completed the acquisition of Clemens College, the last school of the Baran group of schools.

2009 Guidance -

As a result of the strong momentum we are experiencing we are raising our previously issued annual guidance.  We now expect:

•	Revenue of $518.0 million to $525.0 million, up 37% to 39% over 2008.

•	Diluted EPS of $1.40 to $1.45, representing growth of 79% to 86% over 2008.

•	Increase in same school student starts of 20% to 22% over 2008.

•
For the third quarter of 2009, revenues of $134.0 million to $138.0 million, representing an increase of approximately 34% to 38%, respectively, over the third quarter of 2008, and diluted EPS of $0.34 to $0.36.  Guidance for the third quarter of 2009 is based on an expected increase in same school student starts of 15% to 17% over the same period in 2008.

Continued . . .

Comment and Outlook

“We are extremely pleased with our continued performance and execution, which has enabled us to deliver another strong quarter of growth across all of our verticals,” said David Carney, Lincoln’s Executive Chairman.  “The efficiencies gained from our branding strategy, as well as improved productivity and turnover rates for our admissions representatives, resulted in improved sales, marketing metrics and execution.  On a same school basis, we began the second quarter of 2009 with 4,500 more students as compared to the second quarter of 2008.  This has produced meaningful operating leverage and resulted in operating margins increasing to 10.5% of revenue versus 3.2% in the second quarter of 2008.  We do not anticipate any significant changes in the near term to the macroeconomic environment we are operating in and expect that our population and our operating leverage will continue to increase for the second half of 2009.  As we look ahead, we believe we are well positioned for 2010, and we project that we will enter 2010 approximately 7,000 students ahead of 2009.  Additionally, while our EPS guidance reflects charges of $0.18 to $0.20 per share that we expect to incur in connection with our Briarwood and Baran acquisitions, resulting from dilution and the acceleration of our re-branding efforts and other operational changes we are making, we do not expect to incur these charges in 2010.”

Mr. Carney concluded, “We continue to consider opportunities to further diversify our offerings, add degree programs and provide more flexible educational options to our students.  During the second quarter, we completed the acquisition of Clemens College which, together with Briarwood College, are our first two regionally accredited colleges.  These colleges will serve as the cornerstone of our next growth initiative as we build the foundation for our full on-line programs.  We are currently in the development and application stage of this growth initiative and expect to launch this initiative in full in the second quarter of 2010.   We believe this will not only allow us to address a broader market, but will also provide us with meaningful growth opportunities.”

2nd Quarter 2009 Operating Performance

Revenues increased by $43.1 million, or 50.6%, to $128.1 million for the quarter ended June 30, 2009 from $85.1 million for the quarter ended June 30, 2008. Approximately $13.3 million, or 31.0%, of this increase was a result of our acquisitions of Briarwood College on December 1, 2008, six of the seven schools comprising Baran Institute of Technology, Inc. (“BAR”) on January 20, 2009 and Clemens College  (“Clemens”) on April 20, 2009 (the “Acquisitions”).  Excluding the Acquisitions, the increase in revenues was primarily attributable to a 28.8% increase in average student population, which increased to 23,877 for the quarter ended June 30, 2009 from 18,540 for the quarter ended June 30, 2008.  Average revenue per student on a same school basis increased 4.8% for the quarter ended June 30, 2009 from the quarter ended June 30, 2008 primarily from tuition increases which ranged from 3% to 5% annually and by a shift in student population to students enrolled in higher tuition programs.

Operating income margin for the quarter ended June 30, 2009 increased to 10.5% from 3.2% for the quarter ended June 30, 2008.  The improvement in operating income margin was due to the increase in our average student population which provided us with meaningful leverage in educational services and facilities and selling, general and administrative expenses.

Our educational services and facilities expenses increased by $15.2 million, or 42.3%, to $51.1 million for the quarter ended June 30, 2009 from $35.9 million for the quarter ended June 30, 2008. The Acquisitions accounted for $8.2 million, or 53.9%, of this increase. Excluding the Acquisitions, the increase in educational services and facilities expenses was primarily due to instructional expenses which increased by $4.1 million, or 21.1%, and books and tools expenses, which increased by $2.0 million, or 49.2%, respectively, over the same quarter in 2008. This increase was attributable to a 33.0% increase in student starts for the second quarter of 2009 as compared to the second quarter of 2008 and the overall increase in student population and higher tool sales during the second quarter of 2009 compared to the second quarter of 2008.  On a same school basis, we began the second quarter of 2009 with approximately 4,500 more students than we had on April 1, 2008, and as of June 30, 2009 our population on a same school basis was approximately 5,400 higher than as of June 30, 2008. The remainder of the increase was due to facilities expenses, which increased by approximately $0.9 million over the same quarter in 2008.   This increase was attributable to: (a) a $0.4 million increase in rent expense resulting from the expansion of our Melrose Park, Illinois and Vine Street, Ohio campuses, our  new campus location in Toledo, Ohio and lease extensions at our existing campuses; (b) a $0.2 million increase in repairs and maintenance costs due to higher common area charges relating to our lease expansions and new locations; and (c) a $0.3 million increase in real-estate taxes due to additional campus space as well as annual property value and tax rate increases.   Educational services and facilities expenses as a percentage of revenues decreased to 39.9% for the second quarter of 2009 from 42.2% for the second quarter of 2008.

Our selling, general and administrative expenses for the quarter ended June 30, 2009 were $63.6 million, an increase of $17.1 million, or 36.9%, from $46.4 million for the quarter ended June 30, 2008. Approximately $7.4 million, or 43.3%, of this increase was attributable to the Acquisitions. Excluding the Acquisitions, the increase in our selling, general and administrative expenses for the quarter ended June 30, 2009 was primarily due to: (a) a $0.6 million, or 14.4%, increase in student services; (b) a $1.5 million, or 8.4%, increase in sales and marketing; and (c) a $7.7 million, or 30.8%, increase in administrative expenses as compared to the quarter ended June 30, 2008.

The increase in student services was primarily due to annual increases in compensation and benefit expenses to our financial aid and career services personnel as well as an overall increase in the number of financial aid and career services personnel as a result of the larger student population during the second quarter of 2009 as compared to the second quarter of 2008.

The increase in sales and marketing expenses was due to: (a) annual compensation increases to sales representatives; (b) the hiring of additional sales representatives to support our future growth; and (c) increased call center support as compared to the second quarter of 2008.  In addition, we continued to invest in marketing initiatives in an effort to continue to grow our student population.

The increase in administrative expenses during the second quarter of 2009 as compared to the second quarter of 2008 was primarily due to: (a) a $3.0 million increase in personnel costs, relating to annual compensation increases,  increased number of personnel associated with the opening of our new Toledo, Ohio campus as well as to serve our higher student population during the quarter ended June 30, 2009 as compared to the second quarter of 2008,  increased accruals for incentive compensation and increased cost of benefits provided to employees; (b) a $2.4 million increase in bad debt expense; (c) $0.5 million of legal costs; (d) a $0.2 million increase in software maintenance expenses resulting from increased software licenses for our student management system; (e) $0.3 million incurred due to the re-branding of our Florida Culinary Institute in West Palm Beach, Florida; (f) $0.3 million related to repairs and maintenance of equipment and general administrative supplies; and (g) $0.5 million of  costs incurred related to our acquisition of BAR expensed in accordance with SFAS No. 141R.  As a percentage of revenues, selling, general and administrative expenses for the second quarter of 2009 decreased to 49.6% from 54.6% for the second quarter of 2008.

For the quarter ended June 30, 2009, including the Acquisitions, our bad debt expense as a percentage of revenue was 6.7% as compared to 6.5% for the same quarter in 2008.  This increase was primarily attributable to higher accounts receivable due to an increase of 28.8% in average student population for the second quarter of 2009 as compared to the second quarter of 2008.  The number of days sales outstanding at June 30, 2009 decreased to 22.7 days, compared to 26.4 days at June 30, 2008. This decrease is primarily attributable to our program to centralize the back office administration of our financial aid department in an effort to improve the effectiveness and timeliness of our financial aid processing. As of June 30, 2009, we had outstanding loan commitments to our students of $24.6 million as compared to $23.6 million at March 31, 2009 and $24.8 million at December 31, 2008.  Loan commitments, net of interest that would be due on the loans through maturity, were $17.0 million at June 30, 2009 as compared to $16.2 million at March 31, 2009 and $17.0 million at December 31, 2008.

Net income for the three months ended June 30, 2009 was $7.4 million, or $0.27 per diluted share, as compared to $1.2 million or $0.05 per diluted share for the three months ended June 30, 2008.

Balance Sheet

At June 30, 2009, we had $12.6 million in cash and cash equivalents.

At June 30, 2009, we had $5.0 million outstanding under our credit agreement.  Long-term debt and capital lease obligations at June 30, 2009 of approximately $37.1 million includes $27.4 million of capital leases assumed in connection with the acquisition of the Baran group of schools.

At June 30, 2009, our stockholders’ equity was $205.4 million, compared to $174.9 million at December 31, 2008.

Student Metrics

		Total Company			Same School
	Three Months Ended			Three Months Ended
	June 30,			June 30,
	2008	2009	Growth	2008	2009	Growth

Student Starts	5,782	8,136	40.7%	5,782	7,692	33.0%
Average population	18,540	26,333	42.0%	18,540	23,877	28.9%
End of period population	18,597	26,035	40.0%	18,597	23,994	29.0%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com.  Participants can also listen to the conference call by dialing 866-510-0705 (domestic) or 617-597-5363 (international) and citing code 40976264. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolneducationalservices.com.  A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 72189654.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 43 campuses in 17 states under 11 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College, Euphoria Institute of Beauty Arts and Sciences, Connecticut Culinary Institute, Americare School of Nursing, Baran Institute of Technology, Engine City Technical Institute, Briarwood College and Clemens College.  Lincoln had a combined average enrollment of approximately 26,400 students as of June 30, 2009.

Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's Form 10-K for the year ended December 31, 2008. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)
Contacts:
Investors:	Press or Media:
Chris Plunkett/Brad Edwards	Jennifer Gery

Brainerd Communicators, Inc.	Brainerd Communicators, Inc.

212-986-6667	212-986-6667

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share amounts)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)

	2009	2008	2009	2008

REVENUES	$128,110	$85,056	$246,709	$169,103
COSTS AND EXPENSES:
Educational services and facilities	51,120	35,927	99,418	72,555
Selling, general and administrative	63,573	46,440	123,187	92,573
(Gain) loss on disposal of assets	(12)	3	(14)	40
Total costs and expenses	114,681	82,370	222,591	165,168
OPERATING INCOME	13,429	2,686	24,118	3,935
OTHER:
Interest income	7	18	9	63
Interest expense	(1,098)	(582)	(2,103)	(1,086)
Other income	8	-	17	-
INCOME FROM OPERATIONS	12,346	2,122	22,041	2,912
PROVISION FOR INCOME TAXES	4,920	881	8,791	1,187
NET INCOME	$7,426	$1,241	$13,250	$1,725

Earnings per share - Basic -	$0.28	$0.05	$0.51	$0.07

Earnings per share – Diluted -	$0.27	$0.05	$0.49	$0.07

Weighted average number of common shares outstanding:
Basic	26,477	25,341	26,093	25,500
Diluted	27,217	26,059	26,834	26,154

Other data:

EBITDA (1)	$19,562	$7,252	$35,509	$12,871
Depreciation and amortization from continuing operations	6,125	4,566	11,374	8,936
Capital expenditures	3,345	5,120	5,828	12,560
Number of campuses	43	35	43	35
Average enrollment	26,333	18,540	25,507	18,499
Stock based compensation	527	613	1,064	1,171
Net cash provided by operating activities	7,539	810	9,832	8,357
Net cash used in investing activities	(5,872)	(5,120)	(32,913)	(12,560)
Net cash (used in) provided by financing activities	(4,249)	7,581	20,485	9,592

Selected Consolidated Balance Sheet Data:	June 30,
(In thousands)	2009

Cash and cash equivalents	$12,638
Current assets	63,201
Working capital/(deficit)	(20,499)
Total assets	338,563
Current liabilities	83,700
Long-term debt and capital lease
Obligations, including current portion	42,603
Total stockholders’ equity	$205,434

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of income from continuing operations to EBITDA:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)

	2009	2008	2009	2008

Net Income	$7,426	$1,241	$13,250	$1,725
Interest expense, net	1,091	564	2,094	1,023
Provision for income taxes	4,920	881	8,791	1,187
Depreciation and amortization	6,125	4,566	11,374	8,936
EBITDA	$19,562	$7,252	$35,509	$12,871

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